Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2014 Second Quarter

Net income of $4.1 million for the quarter, up 32% over the prior year

Sioux Falls, South Dakota – May 5, 2014, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the second quarter of fiscal 2014 ended March 31, 2014

•	MFG’s fiscal 2014 second quarter net income totaled $4.1 million versus $3.1 million in the 2013 second quarter and $4.0 million in the 2014 first quarter, even with a higher provision due to loan growth and new business development expenses, as well as higher than usual health insurance costs and certain non-recurring consulting expenses related to compliance functions during this quarter.

•	Second quarter average assets grew to $1.94 billion compared to $1.78 billion last fiscal year, an increase of 9% primarily driven by Meta Payment Systems (“MPS”) deposit growth and the Traditional Bank (“Retail Bank”) loan growth.

•	Net interest income was $11.5 million in the second quarter of fiscal 2014, an improvement of $2.6 million when compared to $8.9 million in the second quarter of 2013. The increase was primarily driven by higher average earning assets and improved net interest margin (“NIM”).

•	The Retail Bank segment recorded 2014 fiscal second quarter earnings of $2.3 million compared to $1.0 million for 2013 second quarter.

•	Retail Bank loans increased by $48.9 million during fiscal 2014, or 13% compared to September 30, 2013, and by $97.8 million, or 30%, compared to March 31, 2013.

•	The MPS segment recorded 2014 fiscal second quarter earnings of $2.0 million compared to $2.4 million for the same 2013 period due to reduction in tax-related prepaid card volume, new business development expenses, and the previously mentioned consulting expenses.

•	Non-performing assets (“NPA”) remained very low, and were 0.04% of total assets at March 31, 2014 compared to 0.05% at September 30, 2013.

•	Tangible book value per common share increased by $1.82, or 7.9%, from $23.17 at September 30, 2013 to $24.99 per share at March 31, 2014, partially due to a sizable increase in fair market value of available-for-sale (“AFS”) securities, particularly municipal securities, which positively affected other comprehensive income.
The tangible book value per common share excluding accumulated other comprehensive income was $27.52 as of March 31, 2014, compared to $26.51 as of September 30, 2013.

•	Overall cost of funds at MetaBank was 0.12% during the fiscal 2014 second quarter compared to 0.20% for the same quarter last year.

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported net income for the 2014 fiscal second quarter of $4.1 million, or 67 cents per diluted share, compared to $3.1 million, or 57 cents per diluted share, for the prior year period.  Fiscal year-to-date net income for the six months ended March 31, 2014 was $8.1 million, or $1.32 per diluted share, compared to $6.3 million, or $1.14 per diluted share, for the comparable prior year period.

Chairman and CEO J. Tyler Haahr commented, “Meta continued its strong results in the second quarter.  The Retail Bank had another quarter of robust growth, and our credit quality remains strong, with NPAs at 0.04% of total assets.  Our loan portfolio showed continued remarkable growth, which contributed to increased earnings and NIM.  In addition, our loan pipeline remains active and we expect loan originations to accelerate further in the third quarter.  We were able to significantly increase earnings over the prior year, despite higher than normal health insurance expenses, increased expenditures related to product and business development, and nonrecurring compliance-related consulting expenses.  In addition, we incurred a provision for loan losses solely as a result of our strong loan growth.  We believe our growth prospects remain strong.

During the last two quarters, we continued to invest in compliance and control measures and have successfully implemented several systems and added key personnel to help complete all major compliance initiatives.  We believe the pace of investments for compliance and control measures should decrease, while at the same time providing a strong platform for growth and a competitive advantage for the Company going forward.  We believe we are well-positioned with current staff and systems to take advantage of new growth opportunities, both via organic growth and through acquisitions.

The investment securities portfolio generally performed as expected during the 2014 fiscal second quarter with the taxable equivalent yield (“TEY”) up 32 basis points over the same period in the prior year, with additional improvement expected based on the current interest rate environment.  In addition, increasing MPS deposits helped reduce the overall cost of funds by 8 basis points from the same quarter of 2013.  The increase in the Company’s net interest margin highlights the competitive advantage our deposit base provides in a rising interest rate environment.”

Summary Financial Data *	Three Months Ended			Six Months Ended
	3/31/2014	12/31/2013	3/31/2013	3/31/2014	3/31/2013
Net Interest Income - millions	$11.5	$10.5	$8.9	$22.0	$17.7
Non Interest Income - millions	13.1	13.6	15.1	26.7	28.5

Net Income - millions	4.1	4.0	3.1	8.1	6.2
Diluted Earnings per Share	0.67	0.65	0.57	1.32	1.14

Net Interest Margin	2.76%	2.71%	2.41%	2.75%	2.45%
Non-Performing Assets - % of Total Assets	0.04%	0.04%	0.11%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue (net interest income plus non-interest income) for the 2014 fiscal second quarter was $24.6 million compared to $24.0 million for the same quarter last year.  Total revenue for the six months ended March 31, 2014 was $48.7 million compared to $46.2 million for the same period in 2013, an increase of $2.5 million, or 5%, due primarily to the increase in volume of other investments, improved mortgage-backed securities (“MBS”) income and amplified income from loan growth.

Net Interest Income

Net interest income for the fiscal 2014 second quarter was $11.5 million, up $2.6 million, or 29.4%, from the same quarter last year partially due to increased volume of other investments and increasing interest yield on MBS as a result of lower premium amortization on slower prepayment speeds.  Additionally, significant growth in lending by the Retail Bank contributed to increased loan interest income when compared to 2013.  Also, interest expense decreased from the comparable 2013 quarter.

Net interest margin increased from 2.41% in the fiscal 2013 second quarter to 2.76% in the second quarter of 2014.  Overall, when using TEY, average earning asset yields increased by 28 basis points due to increased yield provided within the securities portfolio and increased volume within the loan portfolio.  The yield on non-MBS investment securities increased by 3 basis points on a TEY basis.  The yield on MBS increased 50 basis points.  Average quarterly TEY on the securities portfolio increased by 32 basis points in the second quarter of 2014 compared to the same quarter of the prior year, even with the Company adding lower yielding variable rate securities during the quarter.  These components more than offset the decrease of 5 basis points in the yield on the Retail Bank loan portfolio.  It should be noted that loan growth and related higher mix of loans to investments has improved yields.

The Company’s average interest-earning assets for the fiscal 2014 second quarter grew by $180.2 million, or 10.6%, to $1.9 billion from the same quarter last year.  This increase primarily reflects the average balance growth in the securities and loan portfolios of $87.5 million and $92.7 million, respectively.  Also contributing to the increase in net interest margin in the most recent quarter was the decrease of 34 basis points in the cost of interest-bearing liabilities.  We expect, based on the current interest rate environment, that the overall yield on the securities portfolio will continue to improve based on prepayment speeds slowing and reduced premium amortization levels on MBS.  In addition, improved investment opportunities from increasing non-interest bearing deposits and existing securities portfolio paydowns will increase yields.

Overall, the cost of funds for all deposits and borrowings decreased by 8 basis points to 0.12% during the fiscal 2014 second quarter from 0.20% in the 2013 second quarter.  This reduction resulted primarily from ongoing growth in non-interest bearing deposits generated by MPS programs.  The Company believes our lower cost of funds and more stable cost of funds as rates rise are significant competitive advantages going forward based on expected continuing rising rates.  Thus, we believe that during a rising rate environment, the Company’s cost of funds will likely remain low and increase far less than other banks, providing potential for more rapid and sustainable net interest margin increases when compared to other banks.

The Company’s average total deposits and interest-bearing liabilities for the second quarter of fiscal 2014 increased $154.2 million, or 9.5% from the same quarter last year, to $1.8 billion.  This increase was generated primarily from an increase in MPS related non-interest bearing deposits.  MPS average quarterly deposits increased $149.8 million, or 11.6%, from the same period last year.

Net interest income for the six months ended March 31, 2014 was $22.0 million, up $4.3 million, or 24%, from the same period in fiscal 2013.  Contributing to this increase was a 22 basis point increase in asset yields, an increased allocation to loans as a percentage of total interest earning assets, and increased volume in the loan and securities portfolio. Also included was a 34 basis point decrease in the average rate paid on interest-bearing liabilities.  Average earning assets have increased 11% from the prior year period while interest bearing liabilities increased by 10%.  The tax-equivalent yield of MBS and other investments was 2.56% for the six months ended March 31, 2014 and 2.25% for the same period in 2013.

Non-Interest Income

Fiscal 2014 second quarter non-interest income of $13.1 million decreased approximately 13.5% from $15.1 million in the same quarter in 2013.  Card fee income decreased $1.9 million, or 13.7%, primarily due to reduced income tax-related prepaid card volume.  Additionally, there was a decrease in gain on sale of foreclosed real estate of $0.1 million and a decrease in gain on sale of securities available for sale of $0.2 million.

Non-interest income for the six months ended March 31, 2014 decreased $1.8 million, or 6.5%, from $28.5 million in the same period in the prior fiscal year due primarily to a decrease in gain on sale of securities available for sale.  MPS fee income decreased by $0.6 million, or 2.1%, due to the aforementioned income tax-related reduction, which was mostly offset by growth in other MPS programs.

Non-Interest Expense

Non-interest expense decreased $0.9 million, or 4.1%, to $19.7 million for the fiscal 2014 second quarter as compared to $20.6 million for the same period in 2013.  Compensation expense increased $0.9 million, or 9.9%, in the 2014 second quarter compared to the same quarter in 2013 as a result of the Company’s investments in resources to support regulatory, operational and growth initiatives, as well as elevated health insurance expenses due to larger than normal claims.  Card processing expense declined by $1.4 million in the 2014 second quarter versus the same 2013 quarter primarily due to tax-related programs.  Also noteworthy was an increase in occupancy and equipment related expenses of $0.5 million for the same noted periods related to compliance system investments being implemented over the last year and $0.3 million of consulting expenses related to compliance functions.

Fiscal year-to-date 2014 non-interest expense increased by $0.1 million, or 0.4%, to $38.8 million from $38.7 million for the same period in year 2013.  Compensation expense increased $1.6 million year-to-date versus the same period last year due primarily to a 1% increase in overall staffing, and card processing expense decreased $0.9 million for the same noted periods.

Income tax expense for the second quarter of fiscal year 2014 was $0.4 million, or an effective tax rate of 8.7%, compared to income tax expense of $0.6 million, or an effective tax rate of 15.3%, for the same period in the prior fiscal year.  The decrease in the effective tax rate is mainly the result of an increase in the volume of tax exempt municipal bonds owned by the Company combined with a large volume of disqualifying dispositions of employee incentive stock option exercises.  For the first six months of fiscal year 2014, the effective tax rate was 15%.  The Company’s effective tax rate, with quarterly variations, should trend closer to, or slightly higher than, the most recent six month average over the next year.

Loans

Total loans, net of allowance for loan losses, increased $45.6 million, or 12.0%, to $426.0 million at March 31, 2014 compared to September 30, 2013, and by $95.1 million, or 28.7%, compared to March 31, 2013.  This increase from the prior fiscal year primarily relates to increases in commercial and multi-family real estate loans and residential real estate loans of $37.1 and $34.0 million, respectively.  Other than consumer loans, which decreased, these categories, as well as agricultural loans, have also risen significantly over the last year.  The Company expects loan growth to further accelerate in the next quarter.

The Company recorded a provision for loan losses of $0.3 million during the six months ended March 31, 2014, entirely due to continued loan growth.  The allowance for loan losses increased to $4.6 million, or 1.1% of outstanding loans, at March 31, 2014 compared to an allowance of $3.9 million, or 1.0% of total loans, at September 30, 2013.

Credit Quality

The Retail Bank’s non-performing assets at March 31, 2014 were $0.7 million representing 0.04% of total assets compared to $0.8 million and 0.05% of total assets at September 30, 2013.  As had been the case at September 30, 2013, there were no non-performing assets within the MPS segment at March 31, 2014.

The Retail Bank non-performing loans totaled $0.6 million at March 31, 2014, representing 0.1% of total loans, compared to $0.7 million, or 0.2%, of total loans at September 30, 2013.  The Retail Bank’s level of foreclosed real estate and repossessed assets remained unchanged from September 30, 2013 at $0.1 million.

Investments

Total investments and MBS increased by $86.6 million, or 7.0%, to $1.3 billion at March 31, 2014 as compared to March 31, 2013.  Investment securities increased $112.2 million primarily resulting from purchases of non-bank qualified (“NBQ”) municipal securities.  MBS decreased $25.6 million as paydowns exceeded purchases.  Average TEY on the securities portfolio increased by 32 basis points in the second quarter of fiscal year 2014 over the same quarter of fiscal year 2013.

Total investments and MBS increased by $154.7 million, or 13.2%, to $1.3 billion at March 31, 2014 as compared to September 30, 2013.  Investment securities increased $123.1 million primarily resulting from purchases of NBQ municipal securities. MBS increased $31.5 million.  Average TEY on the securities portfolio increased by 31 basis points in the first six months of fiscal 2014 when compared to the same period in the prior year.  The yield on MBS increased by 40 basis point and investment securities increased by 14 basis points.

The Bank continues to execute its investment strategy of primarily purchasing NBQ municipal bonds and MBS.  The NBQ municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield.  The tax equivalent yield calculation for NBQ municipal bonds uses the Company’s cost of funds as one of its components.  With the Company’s large volume of non-interest bearing deposits, the tax equivalent yield for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than most other banks can realize on the same instruments.  The Company has also added variable-rate securities to its portfolio during the quarter.  This strategy sacrifices some short-term yield, but better positions the Company for future interest rate increases.

Deposits and Other Liabilities

Total average deposits for the 2014 fiscal second quarter increased by $152.8 million, or 10.3%, as compared to the same period in 2013.  Total deposits increased $179.9 million, or 13.7%, to $1.5 billion at March 31, 2014 as compared to $1.3 billion at September 30, 2013.  Average non-interest bearing checking deposits for the 2014 second quarter were up $154.0 million compared to the same period in 2013.  Non-interest bearing checking was up $223.5 million on March 31, 2014 from September 30, 2013.  CDs decreased by $58.6 million during this period primarily related to scheduled maturities in local market public funds that were planned to balance the seasonal increase in MPS-related deposits.  The average balance of total deposits and interest-bearing liabilities was $1.8 billion for the three month period ended March 31, 2014 compared to $1.6 billion for the same period in the prior year.

Business Segment Performance

Meta Payment Systems

For the fiscal 2014 second quarter, MPS recorded earnings of $2.0 million, compared to $2.4 million for the same period last year.  Total second quarter average MPS-generated deposits increased by $149.8 million, or 11.6%, from growth in other prepaid card programs, compared to the same 2013 quarter.  MPS income was impacted by lower fee income, higher product and business development costs, higher than usual health care expenses and consulting expenses related to compliance functions.  Increased expenditures for product and business development are expected to continue, but the Company expects them to translate into higher income over time.

Traditional Bank

The Retail Bank segment recorded earnings of $2.3 million for the second quarter of fiscal 2014, compared to earnings of $1.0 million in the comparable quarter of 2013.  The increase was primarily due to an increase of $1.3 million in investment securities portfolio interest income and $1.0 million in loan interest income offset by an increase of $0.6 million in provision for loan losses.  The increase in provision for loan losses includes a $0.3 million provision in the current quarter and a negative loan loss provision of $0.3 million in the prior year quarter.  Retail Bank loan balances were up $48.9 million during 2014, or 13% compared to September 30, 2013, and by $97.8 million, or 30%, compared to March 31, 2013.  Securities gains were also down $0.2 million from the prior year.

Capital Ratios

At March 31, 2014, MetaBank exceeded federal regulatory capital requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 8.88% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.93% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 22.33% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.65%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Finanial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	March 31, 2014	September 30, 2013
Assets
Cash and cash equivalents	$38,930	$40,063
Investments and mortgage-backed securities	1,323,915	1,169,219
Loans receivable, net	426,015	380,428
Other assets	101,697	102,279
Total assets	$1,890,557	$1,691,989

Liabilities
Deposits	$1,495,160	$1,315,283
Other borrowings	227,836	216,456
Other liabilities	11,901	17,266
Total liabilities	1,734,897	1,549,005

Stockholders' equity	155,660	142,984
Total liabilities and stockholders' equity	$1,890,557	$1,691,989

Consolidated Statements of Operations

	For the Three Months		For the Six Months Ended
	Ended March 31:		Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2014	2013	2014	2013

Interest income	$12,063	$9,718	$23,225	$19,348
Interest expense	544	813	1,193	1,646
Net interest income	11,519	8,905	22,032	17,702
Provision for loan losses	300	(300)	300	(300)

Net interest income after provision for loan losses	11,219	9,205	21,732	18,002
Non-interest income	13,063	15,095	26,650	28,505
Non-interest expense	19,743	20,585	38,804	38,663

Income before income tax expense	4,539	3,715	9,578	7,844
Income tax expense	395	568	1,432	1,572

Net income	$4,144	$3,147	$8,146	$6,272

Earnings per common share
Basic	$0.68	$0.57	$1.34	$1.15
Diluted	$0.67	$0.57	$1.32	$1.14

Selected Financial Information

For the Six Months Ended March 31,	2014	2013

Return on average assets	0.87%	0.74%
Return on average equity	11.00%	8.64%
Average shares outstanding for diluted earnings per share	6,191,573	5,510,831

At Period Ended:	March 31, 2014	September 30, 2013

Equity to total assets	8.23%	8.45%
Book value per common share outstanding	$25.40	$23.55
Tangible book value per common share outstanding	$24.99	$23.17
Tangible book value per common share outstanding excluding AOCI	$27.52	$26.51
Common shares outstanding	6,129,299	6,070,654
Non-performing assets to total assets	0.04%	0.05%